Exhibit 4.14

Addendum N° 7 Framework Crude Services Agreement

Addendum No. 7

Framework Crude Services Agreement

Between

CENIT Transporte y Logística de Hidrocarburos S.A.S.

and

ECOPETROL S.A.

Bogotá D.C., December 28, 2016

Addendum N° 7 Framework Crude Services Agreement

Addendum No. 7 of the

Framework Crude Services Agreement

This Addendum No. 7 (the “Addendum”) to the Framework Crude Services Agreement (the “Agreement”) is entered into on this day, December 28, 2016, by the following legal entities (hereinafter the “Parties”, and each of them a “Party” or the “Party”):

1.	ECOPETROL S.A., a Colombian mixed privately/publicly owned corporation [sociedad de economía mixta], associated with the Ministry of Mining and Energy, authorized by Law 1118 of 2006, acting in accordance with its bylaws and having principal domicile at Bogotá, D.C., with NIT 899.999.068-1, represented for the signing of this instrument by VICTOR ALEJANDRO URIBE BURGOS, identified as shown beneath his signature, who is acting in his capacity as Director of the Logistical Operations Department of the Operational Planning Division, authorized to enter into this addendum in accordance with the Special Power of Attorney granted to him by ECOPETROL S.A. (hereinafter “ECOPETROL”), and

2.	CENIT TRANSPORTE Y LOGÍSTICA DE HIDROCARBUROS S.A.S., a Colombian mixed privately/publicly owned corporation authorized by Decree 1320 of 2012, associated with the Ministry of Mining and Energy, having principal domicile at Bogotá D.C. and NIT 900.531.210-3, (hereinafter “CENIT”), represented for the signing of this Addendum by MICHEL JANNA GANDUR, identified as shown beneath his signature, who is acting in his capacity as Alternate Legal Representative of CENIT, authorized to enter into this Agreement in accordance with the corporation’s bylaws.

The Parties have approved the aspects set forth below, subject to the following

RECITALS

1.	On April 1, 2013, CENIT and ECOPETROL entered into the Agreement, which sets forth in its Annex TC-7 that the “Galán – Ayacucho” Corridor had Firm Capacity of 71,500 BPCD [barrels per calendar day] and included the 14” Galán - Ayacucho and the 18” Galán-Ayacucho pipelines.
2.	The 14” Galán-Ayacucho and the 18” Galán - Ayacucho pipelines are subject to the same Fees.
3.	Pursuant to Addendum No. 6 to the Framework Crude Services Agreement entered into on April 25, 2016, the Parties agreed to the following points, among others: (i) reversal of the 14” Galán-Ayacucho pipeline in the Galán direction, (ii) payment of a “Fixed Monetary Consideration for Use of Reversal” applicable to 30,000 BPCD, (iii) that the Galán - Ayacucho Corridor would consist of the 18” Galán - Ayacucho and the two-way 14” Galán - Ayacucho pipelines, and (iv) that ECOPETROL would not be able to exercise the rights considered in Part (ii), Section 3.05 of the General Conditions of the Agreement upon the final release of Firm Capacity in the Galán Ayacucho Corridor during the Term of the Monetary Consideration for the Reversal Plan.
4.	Prior to the reversal of the 14” Galán - Ayacucho line in the direction of Galán, this system had been offering 20,000 BPCD.

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Addendum N° 7 Framework Crude Services Agreement

5.	Pursuant to Resolution 31350 of July 26, 2016, the Ministry of Mining and Energy set the fees in dollars and in pesos.
6.	Pursuant to Resolution 31480 of 2016, the Ministry of Mining and Energy set the Transport Fee for the 18” Galán Isla VI and the 18” Isla VI – Ayacucho systems for five (5) systems, including the 14” Ayacucho Galán oil pipeline.
7.	Pursuant to this Addendum, the Parties do not seek to amend or substitute the obligations set forth in the Agreement nor in Addenda One, Two, Three, Four, Five or Six, all of which are in full force and effect, except for the changes expressly contained in this Addendum.

In view of the above recitals, the Parties have agreed, pursuant to this Addendum, to the following

CLAUSES

Clause One. - The Parties agree to amend Section 6.04, which shall hereinafter read as follows:

“Section 6.04. Currency. Invoices shall be issued in Colombian pesos (COP) and/or in US dollars (USD).”

Clause Two- The Parties agree to amend Section 6.05, which shall hereinafter read as follows:

“Section 6.05. Payment. ECOPETROL irrevocably undertakes to pay invoices in the following form:

Ecopetrol irrevocably undertakes to pay invoices within thirty (30) Days after the date of approval, in Colombian pesos or US dollars, as agreed between the Parties, to the bank account registered at ECOPETROL, in immediately available funds and in accordance with the CENIT Money Laundering Policy. In the event of a dispute, the Parties agree that payment shall in all cases be in Colombian pesos.

ECOPETROL may pay in dollars invoices issued in US dollars, provided that current Colombian law permits payment in dollars by Colombian residents.

For purposes of payments in pesos for Services for which the Fee is set solely in US dollars and are invoiced in US dollars, the payment amount shall be determined based on the Rate for the corresponding service in dollars and it shall be settled at the Representative Market Rate (RMR) officially certified by the Financial Superintendency for the date of issuance of the corresponding invoice.

For purposes of invoicing for Services for which the Fee has been agreed to with one component in Colombian pesos and another in US dollars, the total shall be invoiced in US dollars. For the peso component, the Representative Market Rate (RMR) officially certified by the Financial Superintendency for the date of issuance of the corresponding invoice shall be used. Ecopetrol may make the payment in pesos or in dollars, based on the Representative Market Rate (RMR) officially certified by the Financial Superintendency for the date of issuance of the corresponding invoice.

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Addendum N° 7 Framework Crude Services Agreement

PARAGRAPH.- Adjustments to invoices deriving from the actual volumes transported shall be settled at the Representative Market Rate (RMR) officially certified by the Financial Superintendency for the date of issuance of the invoice to which the respective adjustment corresponds.”

Clause Three.- The Parties agree that as of December 1, 2016 and for purposes of Annex TC-7 of the Framework Crude Services Agreement, Contracted Capacity for the 14” Ayacucho – Galán and the 18” Galán – Ayacucho systems shall be as follows:

	Contracted Capacity	Use or Pay	Use and Pay
System (line)	BPD	BPD	BPD	TOTAL (*)
GALAN - AYACUCHO L18"	41,500	31,955	9,545	41,500
AYACUCHO GALAN L14"	30,000	23,100	6,900	30,000

(*) The provisions set forth in Clause 5, Addendum No. 6, as to the release of capacity on these systems, is retained. When the 14” Galán Ayacucho System is functioning in direction Galán – Ayacucho, it will have a contracted capacity of 20,000 (23% S&P and 77% SoP)

The Capacity offered for the 18” Galán – Ayacucho system may be affected, depending upon the products Ecopetrol requests to be transported, without this implying a breach by CENIT. Said requests shall be reviewed and, if possible, defined under special agreements in each planning process.

In the case of operating restrictions affecting the 14” Ayacucho – Galán and/or the 8” Ayacucho – Galán systems, the Parties agree that all or part of the barrels of the 8” Ayacucho – Galán system may be transported through the 14” Ayacucho – Galán system.

Barrels transported under the conditions specified above on the 14” Ayacucho – Galán system, and that exceed for one or more days of the service month the daily capacity initially proposed by ECOPETROL and accepted by CENIT for a specific month on that system shall be taken into consideration in determining monthly fulfillment of the SoP of the 8” Ayacucho – Galán system. For invoicing purposes, these barrels shall at all times exceed the capacity initially proposed by ECOPETROL and accepted by CENIT on the 14” Ayacucho – Galán system, shall be invoiced on the 14” Ayacucho – Galán system, and shall be discounted from barrels to be invoiced under the SoP of the 8” Ayacucho – Galán system.

Clause Four.- The Parties agree to add to Annex TC-1 the following Crude specifications, which may be transported via the 18” Galán – Ayacucho and 16” Ayacucho – Coveñas systems, Coveñas – Cartagena with the following specifications, on the understanding that their transport may affect the capacity of the aforementioned systems:

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Addendum N° 7 Framework Crude Services Agreement

	Standard	Light Fuel Oil
Viscosity @ 50°C, max. (SSF)	ASTM D-445	50.00
Viscosity @ 50°C, max. (cSt)	ASTM D-445	106.00
Flash point, min. (°C)	ASTM D-93	60.0
Temperature, máx. (°C)		65

The transport delta from Galán to Coveñas is 10º C, with dispatch of homogenous products from the refinery tank

Clause Five.- Amend Annex AC-2, Storage Agreement for Destination Crude, Duration, Operation and Maintenance and Lease fee for Tank TK-8168, as follows:

(i)	Clause 2, Chapter I is amended, which shall now read as follows:

“Clause 2. Duration: This Agreement shall have a duration of three (3) months as of December first (1st), 2016, hereinafter the “Effective Date.” This term shall be automatically extended for periods of one (1) month unless either Party expresses its intention to extend it, no less than one (1) month from the date of expiration of the initial term or that of the corresponding extension.”

(ii)	Clauses 3 and 4 of Chapter I are eliminated.

(iii)	Clause 5 of Chapter II is amended, which shall now read as follows:

“Clause 5. Return: ECOPETROL shall return the Tank in the same conditions as it was delivered thereto on January tenth (10th), 2015 and after expiration of the leasing period and its extensions, in the event it is canceled, to which end it shall have 30 (thirty) Days to leave the remaining amounts and block the corresponding lines that had been connected, which activity shall be its sole responsibility, on which date the tank must be delivered to CENIT. CENIT shall not be custodian of any remainders that might be found in the tank upon termination of the leasing period, and ECOPETROL must remove the crude and assume the costs of cleaning in the event that the Tank is required to be used with another product in the future, or in the event that CENIT requires the tank to be cleaned, which CENIT shall communicate prior to termination of the Framework Services Agreement Execution Period.”

(iv)	Clause 1, Chapter II is modified, which shall henceforth read as follows:

“Clause 1. Lease fee: As compensation for lease of the Tank, ECOPETROL undertakes to pay to CENIT a monthly fee of FOUR HUNDRED SEVENTY-TWO MILLION, THREE HUNDRED NINETY-SIX THOUSAND, SEVEN HUNDRED THIRTY-EIGHT COLOMBIAN PESOS (COL$ 472,396,738). In addition, ECOPETROL undertakes to pay monthly SIXTY-TWO MILLION COLOMBIAN PESOS (COL$ 62,000,000) for routine maintenance to be performed on the Tank.

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Addendum N° 7 Framework Crude Services Agreement

The Lease Fee and routine maintenance fee shall be updated on the first of January of each year, by the Consumer Price Index (CPI) of the immediately preceding calendar year.”

(v)	Clause 2, Chapter II is amended, which shall henceforth read as follows:

“Clause 2. Invoicing and Payment: Invoices must be paid by ECOPETROL within thirty (30) days after their issuance by CENIT. Invoices shall be issued within the first fifteen (15) days of each month during the lease. Unless the Parties agree otherwise, all payments shall be made by deposit or electronic funds transfer to the account CENIT indicates on each invoice.”

Clause Six.- The parties represent that pursuant to this addendum, they formally record the agreement entered into between them and approved on December first (1st), 2016, to which end the effects of the provisions set forth herein shall apply as of December first (1st), 2016, unless a different date is stipulated in some clause.

In attestation of the above, this Addendum is signed by the undersigned, in Bogotá D.C., on December 28, 2016.

By ECOPETROL,	By CENIT,

/s/ Víctor Alejandro Uribe Burgos	/s/ Michel Janna Gandur
Víctor Alejandro Uribe Burgos	Michel Janna Gandur
C.C. 92.527.921 of Sincelejo Director, Logistical Operations Department	10.013.570 of Pereira Alternate Legal Representative

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